Exhibit 99.1
March 30, 2011
Opnext Update to Customers Regarding Situation in Japan
Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today issued the following update regarding the status of its operations in Japan following the earthquake and tsunami on March 11, 2011 and related subsequent events.
Opnext’s industrial and commercial production facility located in Komoro, Japan was undamaged and production at this facility resumed shortly following the earthquake on March 11, 2011. Our module assembly facility in Totsuka, Japan suffered minor disruption as a result of the earthquake. Shipments of subassemblies to our contract manufacturers and shipments of finished goods to our customers from inventory at our module assembly facility resumed on March 18, 2011, and production at this facility was reinstated on March 21, 2011. As for our chip production facility also located in Totsuka, operations are currently suspended while we complete restoration activities at this facility, including verifying the proper operation of the equipment and recalibrating the equipment prior to restarting production. Production at our chip production facility is expected to resume in full by the end of April.
Opnext and its contract manufacturers also continue to experience certain limitations in sourcing parts from suppliers and, in certain instances, we are exploring alternatives. We also continue to be impacted by the planned power outages we are experiencing and we are in the process of arranging for an alternative power supply.
Opnext’s number one priority remains supporting its employees and its customers and we will continue to keep you informed as more information becomes available.
Opnext, Inc.

James Horiuchi
SVP of Global Sales